UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 2, 2007

Borland Software Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-10824	94-2895440
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

20450 Stevens Creek Boulevard, Cupertino, California		95014
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	4088632800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the relocation of the headquarters of Borland Software Corporation ("Borland") from Cupertino, California to Austin, Texas, as announced on April 16, 2007, Borland entered into an addendum (the "Addendum") to the employment agreement between Borland and Tod Nielsen, Borland’s President and Chief Executive Officer. Borland agreed to provide the following relocation benefits:

1. Reimbursement of reasonable, customary transaction costs related to the sale of Mr. Nielsen’s current principal residence in the San Francisco Bay Area;
2. Reimbursement of reasonable, customary non-recurring buyer’s closing costs (including without limitation loan origination fees) related to the purchase of a new principal residence in the Austin, Texas, area, subject however to a reimbursement cap on such costs equal to two percent (2%) of the purchase price of the new residence;
3. Reasonable expenses associated with moving and the temporary storage of household goods and automobiles;
4. Reasonable expenses for travel, lodging and meals related to the relocation for Mr. Nielsen and his immediate family; and
5. A lump sum payment of twenty-five thousand dollars ($25,000), net of taxes, intended for incidentals and other relocation-related expenses not reimbursed above.

These relocation benefits will be increased to assist with any federal or state income taxes on such amounts. The additional terms of the Addendum are set forth in the Addendum to Employment Agreement, dated May 2, 2007, attached hereto as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1 Addendum to Employment Agreement between Borland Software Corporation and Tod Nielsen, dated May 2, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Borland Software Corporation

May 4, 2007	By:	Gregory J. Wrenn

Name: Gregory J. Wrenn
Title: Senior Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Addendum to Employment Agreement between Borland Software Corporation and Tod Nielsen, dated May 2, 2007